Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
REPORTS NET EARNINGS DECLINE DUE TO REALIZED INVESTMENT LOSSES,
PRODUCES 20.0% INCREASE IN OPERATING EPS,
RAISES 2008 OPERATING EPS TARGET TO 15% GROWTH BEFORE CURRENCY IMPACT,
SEES NO NEED FOR RAISING CAPITAL,
DECLARES FOURTH QUARTER CASH DIVIDEND,
INCREASES QUARTERLY CASH DIVIDEND 16.7% EFFECTIVE WITH FIRST QUARTER 2009
COLUMBUS, Georgia – October 23, 2008 – Aflac Incorporated today reported its third quarter results.
Total revenues declined 4.4% to $3.7 billion during the third quarter of 2008 due to realized investment losses, compared with $3.9 billion in the third quarter of 2007. Net earnings were $100 million, or $.21 per diluted share, compared with $420 million, or $.85 per share, a year ago.
Net earnings in the third quarter included realized investment losses of $389 million, or $.81 per diluted share, compared with a realized investment gain of $1 million, or nil per diluted share in the third quarter of 2007. Approximately $198 million of the after-tax investment losses in the third quarter reflected management’s decision to sell its holdings in Lehman Brothers and Washington Mutual and impair its investment in Ford Motor Company, in addition to other smaller securities transactions.
Aflac also impaired investments in certain perpetual debentures, or so-called “hybrid securities,” which accounted for the remaining $191 million of the investment losses in the quarter. Hybrid securities have characteristics of both debt and equity investments, along with unique features that create economic maturity dates. Since first purchasing hybrid securities in 1993, the company, with the concurrence of its independent auditors, had classified them as debt instruments and applied a debt impairment model.
In light of the unprecedented volatility in the debt and equity markets, and following discussions with its independent auditors, Aflac concluded that all of its hybrid investments should be classified as available for sale and evaluated using an equity impairment model. The impairment charge on the perpetual debentures in the third quarter was computed by applying the company’s equity impairment policy to this asset class through June 30, 2008. The impact on prior reporting periods was not material. The June 30 valuation date was used following the Securities and Exchange Commission’s (SEC) letter to the Financial Accounting Standards Board (FASB) on the topic of the appropriate impairment model to apply to hybrid securities. In its letter dated October 14, 2008, the SEC stated that, given the debt characteristics of hybrid securities, a debt impairment model could be used for filings subsequent to October 14, 2008, until the FASB further addresses the appropriate impairment approach.
Net earnings in the third quarter of 2008 also included a loss of $4 million, or nil per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133. In the third quarter of 2007, the impact from SFAS 133 increased net earnings by $2 million, or nil per diluted share.
In the fourth quarter, three Icelandic banks, Glitnir, Landsbanki and Kaupthing, were placed into receivership and are presently being operated by the Icelandic government, which is also in financial distress. As a result, Aflac expects to take an after-tax charge of approximately $110 million in the fourth quarter of 2008 to reflect the impairment of these securities.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the third quarter of 2008 were $493 million, compared with $417 million in the third quarter of 2007. Operating earnings per diluted share rose 20.0% to $1.02, compared with $.85 a year ago. The stronger yen/dollar exchange rate increased operating earnings by $.04 per diluted share. Operating earnings per diluted share rose 15.3% in the third quarter, excluding the benefit from the stronger yen.
For the first nine months of 2008, total revenues rose 8.1% to $12.3 billion, compared with $11.4 billion in the first nine months of 2007. Net earnings were $1.1 billion, or $2.19 per diluted share, compared with $1.3 billion, or $2.53 per share, for the first nine months of 2007. Operating earnings for the first nine months were $1.5 billion, or $3.02 per diluted share, compared with $1.2 billion, or $2.49 per share, in 2007. Excluding the benefit of $.17 per share from the stronger yen, operating earnings per diluted share rose 14.5% for the first nine months of 2008.
As previously announced, the company took early delivery of 10.7 million of its common shares, bringing the total number of shares purchased in 2008 to 23.2 million. As of October 23, 2008, the company had 32.4 million shares remaining for purchase under authorization from the board of directors.
Total investments and cash at the end of September were $60.7 billion, or 10.3% higher than a year ago. The increase in total investments and cash resulted from solid cash flows to investments and a stronger yen/dollar exchange rate at the end of the third quarter, compared with a year ago. However, these benefits were offset by the global widening of credit spreads, which produced lower fair values for debt securities that are classified as available for sale on the balance sheet. Gross unrealized losses on investment securities classified as available for sale were $3.1 billion at September 30, 2008, compared with $1.0 billion a year ago, and $2.1 billion at June 30, 2008.
Shareholders’ equity was $6.5 billion at September 30, 2008, compared with $8.5 billion a year ago, and $7.9 billion at June 30, 2008. Shareholders’ equity at September 30, 2008, included a net unrealized loss on investment securities of $882 million, which resulted from the widening of credit spreads, compared with a net unrealized gain on investment securities of $755 million a year ago, and a net unrealized loss of $214 million at June 30, 2008. In addition, shareholders’ equity at September 30, 2008, reflected the use of internal capital to fund the repurchase of the company’s common shares in 2008. The return on average shareholders’ equity in the third quarter was 5.6%. On an operating basis, (excluding realized investment losses and the impact of SFAS 133 from net earnings and the unrealized investment losses in shareholders’ equity) the return on average shareholders’ equity was 25.4% for the third quarter of 2008.

AFLAC JAPAN
Aflac Japan premium income in yen rose 3.6% in the third quarter. Net investment income increased ..9%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 37% of Aflac Japan’s third quarter investment income was dollar-denominated. Total revenues were up 3.3%. Reflecting continued improvement in the benefit ratio, the pretax operating profit margin expanded from 17.2% to 18.3%. As a result, pretax operating earnings in yen advanced 10.1%. For the first nine months, premium income in yen increased 3.6%, and net investment income rose .1%. Total revenues grew 3.0%, and pretax operating earnings were up 7.5%.
The average yen/dollar exchange rate in the third quarter of 2008 was 107.70, or 9.5% stronger than the average rate of 117.88 in the third quarter of 2007. For the first nine months, the average exchange rate was 105.75, or 12.9% stronger than the average rate of 119.37 a year ago. Aflac Japan’s growth rates in dollar terms for both the third quarter and first nine months were enhanced as a result of the stronger average exchange rates.
Reflecting the stronger yen, premium income in dollars was up 13.3% to $2.6 billion in the third quarter. Net investment income rose 10.4% to $504 million. Total revenues increased 13.1% to $3.1 billion. Pretax operating earnings were $563 million, or 20.5% higher than a year ago. For the first nine months, premium income was $7.8 billion, up 16.9% from a year ago. Net investment income rose 12.9% to $1.5 billion. Total revenues increased 16.2% to $9.3 billion. Pretax operating earnings were $1.7 billion, or 21.3% higher than a year ago.
Aflac Japan produced improved sales results in the third quarter. Total new annualized premium sales rose .9% to 28.1 billion yen, or $262 million, in the third quarter. Third quarter sales benefited from our efforts to upgrade the coverage of our existing cancer insurance policyholders. As a result, cancer insurance sales rose 5.5% in the third quarter. Medical sales were down only slightly in the quarter, reflecting difficult comparisons to last year, when we introduced Gentle EVER, our nonstandard medical product. For the first nine months, total new annualized premium sales were up .1% to 84.4 billion yen, or $799 million. Sales through the new bank channel were 1.3 billion yen, an increase of 92.8% over the second quarter of 2008. Despite the solid improvement in third quarter sales, compared with the second quarter, it will be difficult to achieve our full year objective of a 3% to 7% increase, based on our nine month results.
AFLAC U.S.
Aflac U.S. premium income increased 8.5% to $1.1 billion in the third quarter. Net investment income rose 1.7% to $129 million. Total revenues were up 7.8% to $1.2 billion. Pretax operating earnings were $204 million, an increase of 11.9%. For the first nine months, premium income rose 9.1% to $3.2 billion. Net investment income increased 1.0% to $376 million. Total revenues were up 8.2% to $3.6 billion. Pretax operating earnings rose 11.9% to $585 million.
The sales environment in the United States remained challenging. Aflac U.S. total new annualized premium sales rose .1% to $369 million in the third quarter. For the nine months, total new annualized premium sales increased 1.8% to $1.1 billion. We believe sales were impacted by the continued weakness in the U.S. economy as well as Hurricane Ike, which significantly disrupted sales activities in our top-producing state.
Although sales are running below our annual objective so far this year, we continue to be pleased with the steady expansion of our sales force. During the third quarter, we recruited more than 6,400 new sales associates, an increase of 4.9%, compared with a year ago. The number of average weekly producing sales associates also rose in the third quarter, increasing 3.7% to more than 11,000. Like the second quarter of this year, we had solid new payroll account growth in the third quarter, with the number of new accounts rising 6.4% over last year.

DIVIDEND
The board of directors declared the fourth quarter cash dividend. The fourth quarter dividend of $.24 per share is payable on December 1, 2008, to shareholders of record at the close of business on November 19, 2008. The board of directors also approved a 16.7% increase in the quarterly cash dividend effective with the first quarter of 2009. The first quarter cash dividend of $.28 per share is payable on March 2, 2009, to shareholders of record at the close of business on February 18, 2009.
OUTLOOK
Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Overall, I am very pleased with Aflac’s operational performance for the third quarter and the first nine months of the year. It’s during uncertain times like these that we are fortunate to have a very large and stable customer base, a resilient business model, and a strong balance sheet. We had hoped to see better sales in both the United States and Japan this year. Certainly, the U.S. economic environment has become more challenging as the year has progressed, yet the foundation of Aflac U.S. is still strong. In Japan, we remain encouraged about the opportunities to sell through new distribution outlets. Sales through the bank channel were solid. We just began offering our cancer insurance product through the Japan Post Network Co. on October 1, and we are very pleased with the initial sales effort through this new channel.
“Although we are not pleased to have incurred investment losses in the third quarter, we remain convinced that our time-tested investment approach of buying long-duration investment-grade debt securities to match our long-duration policy liabilities is in the best interests of our policyholders and shareholders. We have no direct investment exposure to the subprime lending market, and as a matter of corporate policy, we do not purchase speculative investments, such as junk bonds. In addition, our predictable cash flows to investments remain very strong. In fact, we invested on average more than $18 million every business day during the first nine months of this year.
“We remain very confident in the strength of our capital position, especially as it relates to regulatory solvency standards. We typically do not compute a risk-based capital ratio on an interim basis. However, given the current environment, we felt it was appropriate to do so. Our calculations put our risk-based capital ratio at an estimated 495% at the end of September 2008, despite the negative impact of the third quarter investment losses and the strength of the yen. In light of our strong risk-based capital ratio, we do not see a need for raising additional capital.
“The strength of our balance sheet has enabled us to absorb the third quarter losses in our investment portfolio, while still maintaining activities that benefit our shareholders, such as paying cash dividends. We are very pleased with the action by the board of directors to increase the cash dividend 16.7% effective with the first quarter of next year. This increase is consistent with our dividend policy of increasing cash dividends at a faster rate than the growth of operating earnings per diluted share, excluding currency fluctuations.
“Most important, we continue to believe that we are well-positioned to achieve our stated earnings objectives for this year and next. We are upwardly revising our goal to increase operating earnings per diluted share from a 14% to 15% increase in 2008 to a 15% increase, excluding the impact of the yen. As we have previously stated, we also believe our 2009 objective of increasing operating earnings per diluted share by 13% to 15%, before the impact of the yen, is an achievable target.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s list of America’s Most Admired Companies for seven years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for ten consecutive years. Aflac has been recognized three times by both Fortune magazine’s list of the Top 50

Employers for Minorities and Working Mother magazine’s list of the 100 Best Companies for Working Mothers and has also been included in Ethisphere magazine’s list of the World’s Most Ethical Companies for two consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the third quarter of 2008 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its third quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Friday, October 24.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2008	2007	% Change

Total revenues	$3,691	$3,861	(4.4)%

Benefits and claims	2,551	2,331	9.5

Total acquisition and operating expenses	992	888	11.6

Earnings before income taxes	148	642	(76.9)

Income taxes	48	222

Net earnings	$100	$420	(76.2)%

Net earnings per share – basic	$.21	$.86	(75.6)%

Net earnings per share – diluted	.21	.85	(75.3)

Shares used to compute earnings per share (000):
Basic	475,357	487,065	(2.4)%
Diluted	480,745	492,819	(2.4)

Dividends paid per share	$.24	$.205	17.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2008	2007	% Change

Total revenues	$12,294	$11,376	8.1%

Benefits and claims	7,664	6,855	11.8

Total acquisition and operating expenses	3,016	2,608	15.6

Earnings before income taxes	1,614	1,913	(15.6)

Income taxes	557	662

Net earnings	$1,057	$1,251	(15.5)%

Net earnings per share – basic	$2.22	$2.56	(13.3)%

Net earnings per share – diluted	2.19	2.53	(13.4)

Shares used to compute earnings per share (000):
Basic	476,076	488,493	(2.5)%
Diluted	482,113	494,555	(2.5)

Dividends paid per share	$.72	$.595	21.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2008	2007	% Change

Assets:

Total investments and cash	$60,727	$55,073	10.3%

Deferred policy acquisition costs	7,445	6,481	14.9

Other assets	2,285	2,022	13.0

Total assets	$70,457	$63,576	10.8%

Liabilities and shareholders’ equity:

Policy liabilities	$58,175	$49,335	17.9%

Notes payable	1,568	1,454	7.8

Other liabilities	4,214	4,336	(2.8)

Shareholders’ equity	6,500	8,451	(23.1)

Total liabilities and shareholders’ equity	$70,457	$63,576	10.8%

Shares outstanding at end of period (000)	476,553	487,752	(2.3)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2008	2007	% Change

Operating earnings	$493	$417	18.1%

Reconciling items, net of tax:
Realized investment gains (losses)	(389)	1
Impact from SFAS 133	(4)	2

Net earnings	$100	$420	(76.2)%

Operating earnings per diluted share	$1.02	$.85	20.0%

Reconciling items, net of tax:
Realized investment gains (losses)	(.81)	–
Impact from SFAS 133	–	–

Net earnings per diluted share	$.21	$.85	(75.3)%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2008	2007	% Change

Operating earnings	$1,455	$1,232	18.1%

Reconciling items, net of tax:
Realized investment gains (losses)	(394)	18
Impact from SFAS 133	(4)	1

Net earnings	$1,057	$1,251	(15.5)%

Operating earnings per diluted share	$3.02	$2.49	21.3%

Reconciling items, net of tax:
Realized investment gains (losses)	(.82)	.04
Impact from SFAS 133	(.01)	–

Net earnings per diluted share	$2.19	$2.53	(13.4)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED SEPTEMBER 30, 2008	Changes	Changes[2]

Premium income	11.9%	5.0%

Net investment income	7.8	3.1

Total benefits and expenses	10.1	3.3

Operating earnings	18.1	13.3

Operating earnings per diluted share	20.0	15.3
[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
NINE MONTHS ENDED SEPTEMBER 30, 2008	Changes	Changes[2]

Premium income	14.5%	5.2%

Net investment income	9.9	3.7

Total benefits and expenses	12.9	3.8

Operating earnings	18.1	11.4

Operating earnings per diluted share	21.3	14.5
[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2008 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating	% Growth	Yen
Rate	EPS	Over 2007	Impact

100	$4.09	25.1%	$.33

105	3.98	21.7	.22

110	3.89	19.0	.13

115	3.81	16.5	.05

117.93*	3.76	15.0	–

120	3.73	14.1	(.03)

125	3.66	11.9	(.10)
*	Actual 2007 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments, including changes to health care and health insurance delivery; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to the parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact — Kenneth S. Janke Jr., 800.235.2667 — option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact — Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com